Exhibit 10(i)

PCS Supplemental Executive

Retirement Income Plan

May 9, 1991

Adopted:		May 9, 1991
Amended:		May 11, 2000;
February 22, 2003;
March 22, 2004;
February 23, 2009;
December 29, 2010;
	and	February 22, 2016.

Article 1. Establishment and Purpose

1.1  Establishment

Potash Corporation of Saskatchewan Inc., a corporation incorporated under the laws of Canada, pursuant to a resolution of its Board of Directors, established on May 9, 1991 a supplemental executive retirement income plan for certain executive and management positions to be known as the “PCS Supplemental Executive Retirement Income Plan” (the “Plan”).

1.2  Purpose

This Plan (as herein defined) is intended to provide supplemental retirement benefits beyond what can be provided for pursuant to a registered pension plan subject to the restrictions imposed by the Income Tax Act (Canada).

Article 2. Definitions and Construction

2.1  Definitions—

The following terms shall have the meaning stated below:

(a)	“Board” means the Board of Directors of the Corporation.

(b)	“Cause” means that the Participant is terminated for cause by the Corporation or any subsidiaries or affiliates of the Corporation.

(c)	“Change in Control” shall have the same meaning as the term “change in control” in the Corporation’s 2015 Performance Option Plan as amended, or any successor plan thereto.

(d)	“Committee” means the Compensation Committee of the Board, or any other committee designated by the Board to administer this Plan.

(e)	“Corporation” means Potash Corporation of Saskatchewan Inc. and such subsidiary, affiliated and associated companies as may be designated by the Board or the Committee from time to time that adopt this Plan, and their respective successors and assigns, except that any reference in this Plan to any action to be taken, consent, approval or opinion to be given or decision to be made by the Corporation shall refer to the Board or the Committee, or any person or persons authorized by the Board or Committee for purposes of this Plan.

(f)	“Credited Service” means for a Participant the Participant’s period of Continuous Service (as defined in the Pension Plan), reduced by any period of time where the Participant was credited with service under the US SERP or any other supplemental retirement plan of the Corporation, any other U.S. qualified or non-qualified pension plan of the Corporation or any other pension plan of the Corporation relating to a jurisdiction other than Canada.

(g)	“Disability” has the meaning given to it by the long-term disability plan maintained by the Corporation that is applicable to the Participant at the time of the disability determination.

(h)	“Earnings” means for a Participant the Participant’s annual base pay with the Corporation plus:

(i)	100% of all bonuses paid or payable to the Participant in a calendar year pursuant to the Corporation’s annual short-term incentive plan or any similar plan substituted therefor; provided, however, that for purposes of clause 4.4(a)(ii) of this Plan, the bonus amount taken into account in calculating Earnings shall not exceed the Participant’s annual base pay on which such bonus was based pursuant to the terms of the Corporation’s annual short-term incentive plan; and

(ii)	any other payment made in a given year to the Participant which payment is specifically designated to be included in Earnings by the Committee.

(i)	“Participant” means an individual who satisfies the requirements of section 3.1 or who has an accrued benefit under this Plan.

(j)	“Pension Plan” means the amended and restated Potash Corporation of Saskatchewan Inc. Pension Plan dated September 19, 2007, as amended from time to time.

(k)	“Plan” means this PCS Supplemental Executive Retirement Income Plan, as amended from time to time.

(l)	“Plan Year” means the consecutive twelve (12) month period beginning each January 1 and ending December 31.

(m)	“Spouse” means “spouse” as defined in the Pension Plan.

(n)	“US SERP” means the PCS Supplemental Retirement Plan for U.S. Executives dated January 1, 1999, as amended from time to time.

To the extent that any term is used herein and not defined, such terms shall have a meaning ascribed to it in the Pension Plan.

2.2  Gender and Number

Except when otherwise indicated by the context, masculine terminology shall include the feminine, and singular terminology shall include the plural.

2.3  Severability

If any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

2.4   Successor

All obligations of the Corporation under this Plan shall be binding upon any successor of the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of its business or assets.

2.5  Applicable Law

This Plan shall be governed by and construed in accordance with the laws of the Province of Saskatchewan and the laws of Canada applicable therein.

Article 3. Eligibility and Participation

3.1  Eligibility

An individual shall be eligible to participate in this Plan if:

(a)	he or she was employed by the Corporation on or before June 30, 2014 in an executive or management position that is designated to participate in this Plan from time to time by the Committee or the Board; or

(b)	if the individual is an employee of the Corporation and the Committee or Board approves participation in this Plan by such individual.

Article 4. Retirement Benefit

4.1  Full Benefit and Reduced Benefit

Subject to Sections 4.2 and 4.3 and Article 5, upon retirement or any other termination of employment with the Corporation at age 55 or older, the Participant shall be entitled to the supplemental retirement benefit provided for in Section 4.4; provided that if the retirement or other termination of employment with the Corporation occurs prior to the Participant reaching the age of 62, the supplemental retirement benefit shall be reduced by 5% for each year that the benefit commencement date precedes the Participant’s attainment of age 62. No such supplemental retirement benefit will be received until the Participant has reached the age of 55 and subsequently retired or otherwise terminated his or her employment with the Corporation.

4.2  Vesting

No benefits shall vest or be payable under this Plan for Participants who leave the Corporation prior to age 55 for any reason, provided that, notwithstanding any other provision of the Plan, persons entitled to benefits under this Plan shall have such benefits become fully and immediately vested under this Plan if there is a Change in Control of the Corporation.

4.3   Forfeiture

A Participant shall forfeit all benefits under this Plan if, before vesting as provided in Section 4.2, the Participant terminates employment with the Corporation for any reason (other than death). Notwithstanding anything to the contrary in this Plan and whether or not the Participant’s supplemental retirement benefit has vested under Section 4.2, if the Participant’s employment is terminated for Cause the Participant and the Participant’s beneficiaries shall immediately forfeit all rights and entitlement to benefits under this Plan.

4.4  Calculation of Benefit

Subject to Sections 4.1, 4.2 and 4.3 and Article 5, the annual supplemental retirement benefit payable under this Plan, if any, shall be calculated as of the date of the Participant’s termination of employment with the Corporation (or death, if earlier) as follows:

(a)	where the Participant commenced participation in the Plan prior to January 1, 2011, the sum of (i), (ii) and (iii), where:

(i)	is equal to 2% of the Participant’s average three highest calendar years’ Earnings while employed by the Corporation,

multiplied by

the Participant’s years (including partial years calculated to the last full month completed) of Credited Service up to a maximum of 35 years, to the extent that such Credited Service was completed before July 1, 2009;

(ii)	is equal to 2% of the Participant’s average Earnings for the three consecutive calendar years during which the Participant’s Earnings with the Corporation were highest,

multiplied by

the Participant’s years (including partial years calculated to the last full month completed) of Credited Service up to a maximum of 35 years, provided that (A) such Credited Service was completed on and after July 1, 2009, but before January 1, 2011, and (B) the sum of the years of Credited Service taken into account under clause 4.4(a)(i) and this clause 4.4(a)(ii) does not exceed 35; and

(iii)	is equal to 1.5% of the Participant’s average Earnings with the Corporation for the three consecutive calendar years during which the Participant’s Earnings with the Corporation were the highest,

multiplied by

the Participant’s years (including partial years calculated to the last full month completed) of Credited Service up to a maximum of 35 years, provided that (A) such Credited Service was completed on and after January 1, 2011, and (B) the sum of the years of Credited Service taken into account under clauses 4.4(a)(i) and (ii) and this clause 4.4(a)(iii) does not exceed 35;

MINUS

(iv)

the annual retirement benefit which can be provided with the sum of (A) the balance of the Participant’s account under the Pension Plan attributable to employee contributions made to such plan by the Participant as of December 31, 2010, adjusted on and after January 1, 2011 for its allocable share of Earnings through the date of the Participant’s termination of employment or death, as the case may be, and (B) the Participant’s account balance under the Pension Plan attributable to employer contributions made to the Pension Plan by the Corporation and/or its subsidiaries or affiliates on behalf of the Participant (and Earnings thereon through the date of the Participant’s termination of employment or death, as the case may be); and

(b)	where the Participant commenced participation in the Plan on or after January 1, 2011:

(i)	1.5% of the Participant’s average Earnings with the Corporation for the three consecutive calendar years during which the Participant’s Earnings with the Corporation were the highest,

multiplied by

(ii)	the Participant’s years (including partial years calculated to the last full month completed) of Credited Service up to a maximum of 35 years;

MINUS

the Participant’s account balance under the Pension Plan attributable to employer contributions made to the Pension Plan by the Corporation and/or its subsidiaries or affiliates on behalf of the Participant (and Earnings thereon through the date of the Participant’s termination of employment or death, as the case may be).

4.5  Lump Sum Payment

Upon written request by a Participant within thirty (30) days of such Participant’s termination of employment with the Corporation, supplemental benefits payable to a Participant under Section 4.4 of this Plan shall be paid in a lump sum. For the purposes of calculating the lump sum payment payable:

(i)	the mortality table used to determine the lump sum value will be determined in accordance with the Canadian Institute of Actuaries Standard of Practice for Determining Pension Commuted Values in effect at the Participant’s retirement date; and

(ii)	the interest rate used to determine the lump sum value will be determined in accordance with the Canadian Institute of Actuaries Standard of Practice for Determining Pension Commuted Values in effect at the Participant’s retirement date;

or

such other mortality table, interest rate, lookback period and stability period as may from time to time be prescribed by the Committee,

shall be utilized.

Article 5. Retirement and Death Benefit

5.1  Retirement and Death Benefit.

A Participant may, by written election within thirty (30) days of the Participant’s termination of employment with the Corporation, receive:

(a)	a reduced supplemental retirement benefit pursuant to Section 4.4 with 60% of the reduced amount continuing for the life of the Participant’s Spouse (if any) on the Participant’s death; or

(b)	a life annuity option for the Participant, provided that where the Participant has a Spouse appropriate evidence of Spousal consent is also provided.

Optional forms of the death benefit in clause 5.1(a), such as, but not limited to, providing 75% and 100% to the spouse, with a corresponding lower initial pension to the Participant may also be available. Once such an election has been made by a Participant and the benefit payments commence, such election may not be changed or altered, without written approval from the Committee.

5.2  Pre-retirement Death Benefit

If the Participant dies at age 55 or thereafter, but prior to the commencement of the payment of any supplemental retirement benefit pursuant to Section 4.4, the Participant’s Spouse (if any) shall receive the annual retirement benefit the spouse would have received had the Participant retired immediately prior to his or her death and elected a 60% survivor pension.

Article 6. Funding

6.1  Unfunded Plan

This Plan shall be unfunded. The obligation of the Corporation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future. Any benefits which become payable under this Plan shall be paid from the general assets of the Corporation. The Corporation may, in its discretion, purchase a letter of credit from a bank or trust to secure the benefit of one or more Participants.

6.2  No Participant Contributions

Participants shall not be required nor permitted to contribute to this Plan.

6.3  Unsecured General Creditors.

Participants and their beneficiaries, heirs, successors and assigns shall have no security interest in or equitable right, interest or claim in any property or assets of the Corporation or any subsidiaries or affiliates of the Corporation. No property or assets of the Corporation or any subsidiaries or affiliates of the Corporation shall be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors or assigns or held in any way as collateral security for fulfilling any obligations under this Plan.

6.4  Costs of this Plan

All costs of implementing and administering this Plan and paying the benefits of this Plan shall be borne by the Corporation.

Article 7. Administration

7.1  The Committee

The Committee shall administer this Plan. The Committee may delegate any or all of its administrative responsibilities.

7.2  Authority of the Committee

Except as otherwise provided, the Committee shall have the full power and discretion to select employees of the Corporation for participation in this Plan, to determine the terms and conditions of each employee’s participation, to construe and interpret this Plan and any agreement or instrument concerning this Plan, to establish, amend or waive procedures for this Plan’s administration, and to amend this Plan to the extent permitted under Article 8. Further, the Committee shall have full power and discretion to make any other determination that may be necessary or advisable for this Plan’s administration.

7.3  Decisions Binding

All determinations and decisions made by the Committee or the Board and all related orders or resolutions of the Committee or the Board shall be final, conclusive, and binding on all persons, including the Corporation and the Participants and their estates and beneficiaries.

Article 8. Amendment or Termination

8.1  Amendment or Termination by Board

Subject to the provisions of this Article 8, the Board reserves the right to amend, modify or terminate this Plan at any time for any reason. Such right shall be exercised only by a written resolution or other written instrument approved by the Board. No amendment or termination of this Plan may adversely affect the benefits of a Participant previously accrued and vested under this Plan without the consent of the Participant.

8.2  Amendment by Committee

Subject to the limitation of Section 8.1, the Committee shall also have the right to amend this Plan without obtaining the approval of the Board if the amendment does not:

(a)	have the effect of terminating this Plan;

(b)	materially increase the cost of providing benefits under this Plan, unless the amendment conforms this Plan with legislation, governmental regulations, rules, or interpretive bulletins expressing a public policy or condition with which this Plan must comply; or

(c)	revise this Article to increase the Committee’s authority to amend this Plan or derogate from the authority of the Board.

The Committee may exercise its right to amend this Plan only by a written resolution or other written instrument approved by the Committee.

8.3  Further Authority

The proper officers of the Corporation are directed to arrange for the appropriate documentation and communication of any amendment of this Plan or a termination of this Plan. Such officers of the Corporation are further authorized to do all other acts and things as may be necessary or desirable to implement the same. The Corporation has reserved the power to amend or terminate this Plan in whole or in part at any time, in its sole discretion and without the consent of any Participant, his or her beneficiary or any other individual, except as may be otherwise expressly provided for in this Plan.

Any officer or director of the Corporation is authorized to execute on behalf of the Corporation any documentation required with respect to any amendment of this Plan approved by the Board or Committee in accordance with this Article 8.

Article 9. General Provisions

9.1  No Enlargement of Employment Rights

Participation in this Plan shall not confer on Participants rights which they did not otherwise possess as employees, except for the vested benefits they have accrued under the terms of this Plan.

9.2  Non-Assignability and Non-Commutability of Benefits

Any benefit payable under the terms of this Plan shall be considered to be for the personal use of the person receiving such benefit, and shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge or to attachment or legal process for debts of the person receiving such benefits, except as specifically provided by statute and as provided in Section 9.3. In no event shall such benefits confer upon any Participant, or any other person, any right or interest therein which is capable of being surrendered or commuted except as specifically provided by this Plan.

9.3  Division of Pension Benefits on Marriage Breakdown

Notwithstanding any provision of this Plan to the contrary, monetary benefits provided under or by this Plan may be assigned, attached, or given as security under an order of the court, a support order pursuant to The Enforcement of Maintenance Orders Act, 1997 (Saskatchewan) or other applicable maintenance enforcement legislation, or an agreement between the Participant and his or her spouse, estranged spouse or former spouse made under The Family Property Act (Saskatchewan) or other applicable matrimonial property legislation.

In the event the matrimonial property of a Participant is divided by an order of the court, support order or agreement made under The Family Property Act (Saskatchewan) or other applicable matrimonial property legislation and such order or agreement requires the division of such Participant’s benefits under this Plan, then the value of the Participant’s benefits to be divided shall be determined by the Committee as of the date the order or agreement is effective, consistent with such order or agreement, as applicable.

Notwithstanding any other provision of this Plan, the Participant’s benefits provided under or by this Plan will not be increased or altered in any respect:

(a)	as a result of a division of matrimonial property that reduces the Participant’s benefits provided under or by the Pension Plan; or

(b)	by a reduction to the amount of the Participant’s benefits provided under or by the Pension Plan, as a result of: (i) an order of the court, a support order pursuant to The Enforcement of Maintenance Orders Act, 1997 (Saskatchewan) or other applicable maintenance enforcement legislation, (ii) an agreement between the Participant and his or her spouse, estranged spouse or former spouse made under The Family Property Act (Saskatchewan) or other applicable matrimonial property legislation, or (iii) an order of the court, support order or agreement made under The Family Property Act (Saskatchewan) or other applicable matrimonial property legislation.

In the event of the division of any benefits hereunder in accordance with this Section 9.3, the following provisions shall apply:

(a)	the amount to be assigned to the Participant’s estranged or former spouse shall be the amount specified in the order of the court, separation agreement or other agreement relating to matrimonial or family property shall be with effect from the date as set forth in the court order or agreement; and

(b)	amounts standing to the credit of the Participant and shall be adjusted for the amounts assigned to the estranged or former spouse.

9.4  Notices and Elections

Any notice or election to be given, made or communicated pursuant to or for any purpose of this Plan shall be given, made or communicated as the case may be, in such manner as the Corporation shall determine from time to time. Without limiting the generality of the foregoing, any person entitled to any benefit under this Plan shall be responsible for notifying the Corporation in writing of his or her mailing address and subsequent changes of mailing address.

9.5  Misstatement in Application for Benefit

If a Participant, or any other person entitled to a benefit under this Plan, either knowingly or unknowingly has submitted any information to the Corporation relevant to the amount of benefits he or she is to receive from this Plan that is incorrect, the amount of benefits payable from this Plan may be adjusted either, in the case of underpayments, by making additional payments from this Plan or, in the case of overpayments, by requiring repayment from such person, whichever is appropriate in the circumstances.